UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2003

ROHN Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-8009	36-3060977
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

6718 West Plank Road Peoria, Illinois		61604
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (309) 697-4400

Item 5.

         On May 16, 2003, ROHN Industries, Inc. (the “Company”) filed a Form 12b-25 with the Securities and Exchange Commission stating that the Company was unable to file its Form 10-Q for the fiscal quarter ended March 31, 2003, within the prescribed time period without unreasonable effort and expense. Also in the Form 12b-25, the Company stated that it would file the Form 10-Q on or before May 20, 2003.

        The Company has not completed it’s review into certain inventory differences identified during a recent physical inventory at its Peoria, Illinois, facility which is being closed (as further described in the Form 12b-25), and has not been able to file its Form 10-Q on or before May 20, 2003. The Company is unable to affirmatively state at what time it will complete the inventory review and file the Form 10-Q. Based on the work completed to date, the Company does not believe it’s reported financial results from any prior periods will be affected as a result of this matter. However, the review is continuing and this information is subject to change.

        The Company’s failure to timely file its Form 10-Q constitutes a violation of a loan covenant under the terms and conditions of the Company’s Amended and Restated Credit Agreement, dated December 31, 2002 (the “Credit Facility”), by and among the Company, certain of the Company’s subsidiaries, LaSalle Bank National Association, as administrative agent, National City Bank, as syndication agent, and the other lenders named therein (collectively, the “Lenders”). In the event the Company is unable to cure said violation on or before June 19, 2003, said violation will constitute an event of default under the Credit Facility and give rise to certain remedies set forth in the Credit Facility in favor of the Lenders, including the acceleration of all indebtedness under the Credit Facility. At this time, the Company anticipates being able to cure said violation by the June 19, 2003 deadline.

Item 7.    Financial Statements and Exhibits.

        The following exhibits are filed as a part of this report:

        (a)       Not applicable.

        (b)       Not applicable.

        (c)       Exhibits — None

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 22, 2003	ROHN INDUSTRIES, INC. (Registrant) By: /s/ Horace Ward Horace Ward President and Chief Executive Officer